Exhibit 4
ARQULE, INC.
2005 DIRECTOR STOCK COMPENSATION PLAN
1. ESTABLISHMENT. ArQule, Inc. (the “Company”) hereby establishes the ArQule, Inc. 2005 Director Stock Compensation Plan (this “Plan”) for its Eligible Directors whereby such directors may elect to receive compensation for their services in the form of shares of common stock, $0.01 par value, of the Company (“Common Stock”) in lieu of fees payable in cash.
2. DEFINITIONS.
For purposes of this Plan, the following terms shall have the following meanings:
     2.1 “Authorized Shares” means the total number of shares of Common Stock available during the term of this Plan as set forth in Section 5 hereof.
     2.2 “Board” means the Board of Directors of the Company.
     2.3 “Committee” means a committee of the Board of not fewer than two members, each of whom shall be a “non-employee director” or the equivalent within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Unless otherwise designated by the Board, the “Committee” shall mean the Compensation, Nominating and Governance Committee of the Board.
     2.4 “Compensation” means the annual retainer, meeting fees, committee fees and other compensation payable to an Eligible Director during his or her term in office under the Company’s compensation policies for members of the Board in effect from time to time.
     2.5 “Eligible Director” means an individual who is a member of the Board, but who is not an employee of the Company.
     2.6 “Fair Market Value” of a share of Common Stock means its closing sale price on the business day immediately preceding the relevant Payment Date as reported on the Nasdaq National Market (or such other quotation system or securities exchange on which shares of the Common Stock are quoted or listed if such shares are no longer quoted on the Nasdaq National Market). If shares of the Common Stock are not quoted on a quotation system or listed on a securities exchange, “Fair Market Value” shall be determined by the Committee in good faith or in the manner established by the Committee from time to time.
     2.7 “Payment Date” means the business day on which any payment of Compensation is made under the Company’s compensation policies for members of the Board in effect from time to time; provided, however, that the Payment Date for Compensation in respect of a calendar year shall not be later than March 15th of the following calendar year.

3. PURPOSE. The purpose of this Plan is to attract and retain highly qualified, non-employee directors of the Company and to encourage ownership of stock of the Company by those directors so as to further align the interests of non-employee directors and stockholders in promoting the success of the Company.
4. EFFECTIVE DATE. The effective date of this Plan (the “Effective Date”) is the later of (i) the date of its approval by the Board, or (ii) the effective date of any registration statement under the Securities Act of 1933, as amended, registering the shares of Common Stock issuable hereunder.
5. STOCK SUBJECT TO THIS PLAN. Subject to adjustment in accordance with Section 9 hereunder, the total number of shares of Common Stock available during the term of this Plan shall be two hundred and fifty thousand (250,000) shares. Shares of Common Stock to be delivered under this Plan shall be made available from presently authorized but unissued Common Stock or authorized and issued shares of Common Stock reacquired and held as treasury shares, or a combination thereof. In no event shall the Company be required to issue fractional shares of Common Stock under this Plan.
6. ADMINISTRATION OF THIS PLAN. The Committee shall administer this Plan. The Committee shall have the authority and discretion to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of this Plan as it shall from time to time consider necessary or advisable, and to interpret the provisions of this Plan. The Committee shall have all of the powers necessary to enable it to properly carry out its duties under this Plan. To the extent permitted by applicable law, the Committee may delegate to one or more executive officers of the Company such powers and duties as the Committee may deem necessary or advisable that are not inconsistent with the intent of this Plan. Decisions of the Committee upon all matters within its scope of authority shall be final and conclusive on all persons, except to the extent otherwise provided by law.
7. ELECTION TO RECEIVE COMPENSATION IN SHARES OF COMMON STOCK.
     (a) Election Procedure. Each Eligible Director may elect to forego receipt of all or a portion of his or her Compensation in exchange for Common Stock issued under this Plan. The number of shares of Common Stock received by any Eligible Director on a Payment Date hereunder shall equal the amount of foregone cash Compensation divided by the Fair Market Value of a share of Common Stock on the relevant Payment Date, rounded down to the nearest whole share, with the dollar amount of any fractional share paid in cash on the Payment Date.
     (b) Standing Election; Modification or Termination. Eligible Directors may participate in this Plan by submitting a written or electronic election to the Chief Financial Officer of the Company, in such form as the Company determines, at least three (3) months prior to the first Payment Date to which the election relates. Such election shall continue in effect until modified or terminated by means of a subsequent written or electronic election submitted to the Chief Financial Officer of the Company, in such form as the Company determines, at least three (3) months prior to the Payment Date to which the modification or termination relates.
     (c) Inside Information. Any election made by an Eligible Director hereunder shall be made (i) during an open trading window when the Eligible Director is not in possession of material nonpublic information, and (ii) in accordance with the Company’s “Policy Regarding Trading in ArQule Securities”, or similar successor policy.
     (d) Share Shortfalls. If any election under this Plan would cause the number of shares of Common Stock required to be issued under this Plan to exceed the Authorized Shares, then any then current elections of Eligible Directors shall be reduced or disregarded to the extent necessary, as determined by the Committee in an equitable manner, to avoid exceeding the Authorized Shares. No further elections shall be made or shall be valid until such time, if any, as additional shares of Common Stock become available for purchase under this Plan.
     (e) Delivery of Shares. As soon as practicable after each Payment Date, but in no event later than March 15th of the calendar year following the calendar year to which the forgone Compensation relates, the Company shall cause a share certificate to be issued to, or an entry to be made in the authorized brokerage account of, each participating Eligible Director for the number of shares of Common Stock due to him or her pursuant to any election hereunder. No adjustment shall be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued or authorized brokerage account entry made.
8. RESALE OF SHARES. The Company may impose such restrictions on the sale or other disposition of shares of Common Stock issued under this Plan as the Committee shall deem necessary or advisable to comply with relevant provisions of any applicable laws, rules and regulations, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, any applicable rules and regulations thereunder, state securities laws, and the requirements of the Nasdaq National Market (or such other quotation system or securities exchange on which the Common Stock is quoted or listed if the Common Stock is no longer quoted on the Nasdaq National Market) (collectively, “applicable securities laws and regulations”) now or hereafter in effect. Certificates for shares of Common Stock issued under this Plan may bear such legends as the Company deems necessary or advisable to give notice of such restrictions.
9. ADJUSTMENT FOR CHANGES IN CAPITALIZATION. The number of shares of Common Stock authorized for issuance under this Plan shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.”

10. CONDITIONS UPON ISSUANCE OF COMMON STOCK.
     (a) Regulatory Compliance. Shares of Common Stock shall not be issued hereunder unless their issuance and delivery shall comply with all applicable securities laws and regulations.
     (b) Investment Representation. As a condition to issuance hereunder, the Company may require a participating Eligible Director to represent and warrant as of the relevant Payment Date that the shares of Common Stock issued hereunder are being acquired only for investment and without any present intention to sell or distribute such shares of Common Stock, if, in the Company’s opinion, such representation is required by applicable securities laws and regulations now or hereafter in effect.
     (c) Regulatory Authorization. Any inability of the Company to obtain authority from any regulatory body having jurisdiction over the Company or the transactions contemplated by this Plan, which authority is deemed by the Company to be necessary or advisable for the lawful issuance and delivery of any shares of Common Stock hereunder, shall relieve the Company of any liability in respect of its failure to issue or deliver such shares of Common Stock as to which such requisite authority shall not have been obtained. In such case, the Company’s obligations hereunder shall be satisfied by payment of the cash Compensation for which such shares of Common Stock were to be exchanged.
11. TERMINATION AND AMENDMENT OF PLAN. Unless terminated sooner as provided herein, this Plan shall terminate ten (10) years from the date that it is adopted by the Board. The Board may at any time amend, alter, suspend or terminate this Plan, subject to stockholder approval if required under the applicable securities laws and regulations.
12. RIGHTS AS A STOCKHOLDER. An Eligible Director shall have no rights as a stockholder with respect to Common Stock issued to him or her under this Plan on the relevant Payment Date until the date of issuance of the stock certificate or making of the entry in an authorized brokerage account representing such shares. Except as provided in Section 9, no adjustment will be made for dividends or other rights for which the record date is prior to the date such Common Stock is issued.
13. GOVERNING LAW. The provisions of this Plan shall be governed by and interpreted in accordance with the laws of Delaware.
The Board of Directors authorized this Plan on November 11, 2005. Stockholder approval of this Plan was not required.

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